FIRST AMENDMENT TO LOAN AGREEMENT

THIS FIRST AMENDMENT TO LOAN AGREEMENT is made and entered into effective as of this 3rd day of November, 2022 by and between U.S. BANK NATIONAL ASSOCIATION, with its address at 425 Walnut Street, Cincinnati, Ohio 45202 (the “Bank”), and ADVISORS PREFERRED TRUST, a Delaware statutory trust (the “Trust”), not individually but solely on behalf of its respective Funds as set forth on Exhibit A to the Loan Agreement, separately and not jointly (each such Fund a “Borrower” or “Borrowing Fund” and collectively the “Borrowers” or “Borrowing Funds”), and with its address at 1445 Research Boulevard, Suite 530, Rockville, Maryland 20850.

W I T N E S S E T H:

WHEREAS, the Bank and the Trust on behalf of the Borrowers entered into an amended and restated loan agreement originally effective as of November 4, 2021 (the “Loan Agreement”); and

WHEREAS, the parties wish to amend the Loan Agreement in order to extend its maturity (this amendment herein sometimes called the “First Amendment”).

NOW, THEREFORE, the parties agree as follows:

1. Changes in Loan Facility.

(A)          The notice address listed for the Trust and its Funds in Section 8(c) of the Loan Agreement, Section 5(f) of the Pledge and Security Agreement and Section 15 of the Securities Account Control Agreement shall be deemed revised to read the same as the address of the Trust first noted above. However, the entries for attention, telephone number and email address listed in those Sections shall remain the same.

(B)          The following definition in Section 1 of the Loan Agreement shall be added or amended and related to read as follows in the Loan agreement and all the Loan Documents:

"Maturity Date" shall mean, with respect to each Loan if the Bank (at its sole discretion) approves such a Loan to a Borrowing Fund hereunder, the earlier of (a) the date that is forty-five (45) Business Days after the making of such Loan, or (b) in any case not later than November 2, 2023 (or the date of any extension of this Agreement or such Maturity Date in a writing signed by the Bank).

(C)          In connection with the above, the Loan Agreement is hereby amended to provide that the Loans, as modified hereby, shall be evidenced by a new amended and restated promissory note in the form attached to this First Amendment as Exhibit B and made a part hereof and signed by the Trust on behalf of the Borrowing Funds (hereinafter called the "Amended and Restated Note"). The Borrowers and the Bank acknowledge and agree that the obligations of the Borrowing Funds to the Bank under the prior Note shall not be deemed canceled or satisfied, but shall now be deemed evidenced by the attached Amended and Restated Note, and such Note and the Loans evidenced thereby shall continue to be subject to the various provisions of the Loan Agreement. Upon the effectiveness of this First Amendment, the term "Note" as used in the Loan Agreement and the other Loan Documents shall be deemed to refer to the Amended and Restated Note.

2. Effectiveness. This First Amendment shall be effective upon delivery to the Bank of an original First Amendment and the Amended and Restated Promissory Note, all duly executed by the Trust on behalf of the respective Borrowing Funds. Agreement to extend the Maturity Date hereunder does not commit the Bank to make similar extensions in the future without similar specific written acceptance thereof by the Bank.

3. Representations, Warranties and Covenants. The Trust on behalf of itself and the Borrowing Funds further represents and warrants that:

(A)          This First Amendment has been duly executed and delivered by the Trust on behalf of the Borrowing Funds, is authorized by all requisite action of the Trust and such Funds and is the legal, valid, binding and enforceable obligation of the Trust and such Funds; and

(B)          The execution and delivery of this First Amendment by the Trust on behalf of the Borrowing Funds will not constitute a violation of any applicable law or a breach of any provision contained in the Declaration of Trust or other governing documents of the Trust or such Funds, or contained in any order of any court or any other governmental agency or in any agreement, instrument or document to which the Trust or the Borrowing Funds are a party or by which the Trust, the Borrowing Funds or any of their assets or properties are bound; and

(C)          Except as previously or agreed to be waived by the Bank in writing, or as noted in Schedule One attached hereto, there is outstanding no Event of Default or event which with the giving of notice and/or the passage of time, would constitute an Event of Default under the Loan Agreement, as of the effective date of and after giving effect to this First Amendment; and

(D)          Except as modified hereby or as noted in said Schedule One, all representations, warranties and covenants or as to the Trust or the Borrowing Funds set forth in the Loan Agreement or any of the other Loan Documents, as applicable, shall be deemed restated in all material respects as of the date hereof.

4.       Miscellaneous.

(A)          As amended hereby, the Loan Agreement, the other Loan Documents, and the Liens granted under the Loan Documents shall remain in full force and effect, and all references in the Loan Agreement (or other Loan Documents issued pursuant to the Loan Agreement) shall mean such Loan Agreement and/or such other Loan Documents as amended hereby.

(B)          Capitalized terms used but not defined herein shall have the same meanings herein as in the Loan Agreement.

(C)          The Trust or the Borrowing Funds shall reimburse the Bank for all reasonable out-of-pocket costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by it or for which it becomes obligated in connection with or arising out of this First Amendment.

(D)          Except as amended hereby, the Loan Agreement and all other Loan Documents and the Liens granted thereunder shall be deemed confirmed and on-going in accord with their respective terms.

(E)          This First Amendment may be executed in counterparts, all of which constitute one instrument hereunder.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their respective duly authorized officers effective as of the date noted above.

U.S. BANK NATIONAL ASSOCIATION

By: /s/

Peyton Hughes

Corporate Banking Officer

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE BANK.

ADVISORS PREFERRED TRUST

not individually but solely on behalf of

its Funds listed on Exhibit A to this

Agreement, separately and not jointly

By: /s/_____________________________

Catherine Ayers-Rigsby

President

U.S. BANK NATIONAL ASSOCIATION

(As Custodian)

By: /s/

Teresa Burton

Vice President

EXHIBIT A

to First Amendment to Loan Agreement

Fund Name	Pledge Account Identification Number
Quantified Managed Income Fund	*
Quantified Alternative Investment Fund	*
Quantified Common Ground Fund	*

*Omitted for security reasons.

Exhibit B**

**Omitted for security reasons.

Schedule One to

First Amendment to Loan Agreement

Nothing to disclose